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                                                                      EXHIBIT 11

                            THE PIONEER GROUP, INC.

                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS               NINE MONTHS
                                                                   ENDED                      ENDED
                                                               SEPTEMBER 30,              SEPTEMBER 30,
COMPUTATION FOR                                           ------------------------   ------------------------
CONSOLIDATED STATEMENT OF INCOME                             1998         1997          1998         1997
--------------------------------                             ----         ----          ----         ----
Net (loss) income from continuing operations............    ($15,937)       $8,926     ($16,811)      $21,855
Income (loss) from discontinued Russian banking
  operations............................................       ($540)         $596      ($6,449)         ($49)
                                                          ----------   -----------   ----------   -----------
Net (Loss) Income (1)...................................    ($16,477)       $9,522     ($23,260)      $21,806
                                                          ==========   ===========   ==========   ===========
Basic Earnings Per Share Calculation:
  Weighted average number of common shares
    outstanding.........................................  25,207,000    24,857,000   25,091,000    24,838,000
Basic Earnings Per Share:
Continuing operations...................................      ($0.63)        $0.36       ($0.67)        $0.88
Discontinued operations.................................      ($0.02)        $0.02       ($0.26)       ($0.00)
                                                          ----------   -----------   ----------   -----------
                                                              ($0.65)        $0.38       ($0.93)        $0.88
                                                          ==========   ===========   ==========   ===========
Diluted Earnings Per Share Calculation:
  Weighted average number of common shares
    outstanding.........................................  25,207,000    24,857,000   25,091,000    24,838,000
  Dilutive effect of stock options as common stock
    equivalents.........................................           0       730,000      251,000       706,000
  Dilutive effect of restricted stock proceeds as common
    stock equivalents...................................           0       101,000      (17,000)       45,000
                                                          ----------   -----------   ----------   -----------
  Weighted average number of shares outstanding as
    adjusted............................................  25,207,000    25,688,000   25,325,000    25,589,000
Diluted Earnings Per Share:
Continuing operations...................................      ($0.63)        $0.35       ($0.67)        $0.85
Discontinued operations.................................      ($0.02)        $0.02       ($0.25)       ($0.00)
                                                          ----------   -----------   ----------   -----------
                                                              ($0.65)        $0.37       ($0.92)        $0.85
                                                          ==========   ===========   ==========   ===========
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(1) These amounts agree with the related amounts in the Consolidated Statements of Operations.

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